Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Oscar Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

2021 Incentive Award Plan	Equity	Class A common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	17,792,621 (2)	$5.21 (3)	$92,610,592.31	$110.20 per $1,000,000	$10,205.69

	Total Offering Amounts					$92,610,592.31		$10,205.69

	Total Fee Offsets (4)							$—

	Net Fee Due							$10,205.69

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.00001 per share (“Class A Common Stock”), of Oscar Health, Inc. (the “Company”) that become issuable under the Company’s 2021 Incentive Award Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.

(2)

Represents (i) 9,190,045 shares of Class A Common Stock that were automatically added on January 1, 2023 to the number of shares authorized for issuance under the 2021 Plan pursuant to an “evergreen” provision, which allows for an annual increase in the number of shares of the Company’s common stock authorized for issuance thereunder; (ii) 1,549,626 shares of Class A Common Stock that were issuable upon the exercise of stock option awards granted under the Company’s Amended and Restated 2012 Stock Incentive Plan that were canceled, forfeited or withheld to cover the exercise prices or taxes with respect to such options, and which became available for issuance under the 2021 Plan pursuant to the terms of the 2021 Plan; (iii) 52,950 shares of Class A Common Stock that would have been issuable upon the vesting of performance stock unit awards granted under the 2021 Plan, but that were canceled or forfeited prior to vesting, and as such again became available for issuance under the 2021 Plan pursuant to its terms; and (iv) 7,000,000 shares of Class A Common Stock that may become issuable in the future under the 2021 Plan.

(3)

For purposes of computing the registration fee only. Pursuant to Rule 457(c) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices of the shares of Class A Common Stock, as reported on The New York Stock Exchange on February 23, 2023, which date is within five business days prior to the filing of this Registration Statement.

(4)	The Registrant does not have any fee offsets.